Exhibit 99.1

OFFICE DEPOT ANNOUNCES $250 MILLION SENIOR SECURED NOTES OFFERING

Q: What does it mean that Office Depot has launched a Notes Offering?

A: The Company announced that it plans to conduct a private offering, subject to market and other conditions, of $250 million of senior secured notes due 2019 (the “Notes”). The net proceeds from the sale of the Notes, together with cash on hand and borrowings under the senior secured asset based revolving credit facility, will be used to fund (or replenish cash that has been used to fund) the tender offer for Office Depot’s outstanding 6.25% Senior Notes due 2013, to pay fees and expenses associated with the Offering and for general corporate purposes.

Q: Who will be the issuer and guarantor of the Notes?

The Notes will be issued by Office Depot. The Notes will be fully and unconditionally guaranteed on a senior secured basis by each of Office Depot’s existing and future domestic subsidiaries that guarantee the senior secured asset based revolving credit facility.

Q: How will the Notes be offered?

A: The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S.

This FAQ shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This FAQ is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.